Exhibit 10.4

EMPLOYEE LEASING AGREEMENT

THIS EMPLOYEE LEASING AGREEMENT (this “Agreement”) is executed effective as of November 9, 2010, by and among General Growth Management, Inc., a Delaware corporation (“GGMI”), GGP Limited Partnership, a Delaware limited partnership (“GGPLP” and collectively with GGMI, “GGP”), and The Howard Hughes Corporation, a Delaware corporation (“Spinco” and together with GGMI and GGPLP the “Parties”).  Unless otherwise indicated, capitalized terms have the meanings set forth in the Separation Agreement (as hereinafter defined).

Statement of Background Information

WHEREAS, the Parties have entered into that certain Separation Agreement (the “Separation Agreement”) dated as of November 9, 2010;

WHEREAS, Spinco desires to temporarily lease substantially all of the employees of GGP who are primarily engaged in Spinco’s business so that such employees have uninterrupted benefits coverage through the end of 2010, and GGP is willing to accommodate Spinco’s desire to temporarily lease such employees, in each case in preparation for an orderly transfer of such employees to Spinco; and

WHEREAS, the parties desire to set forth the terms and conditions pursuant to which this employee leasing arrangement will operate.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth in the Separation Agreement and herein, and other good and valuable consideration, and contingent upon the consummation of the transactions contemplated by the Separation Agreement, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

“Agreement” has the meaning set forth in the preamble hereto.

“COBRA” shall mean the continuation coverage requirements under Code Section 4980B and Part 6 of Subtitle B, Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Direct Payroll Costs” shall mean, with respect to any Leased Employee or Former Leased Employee, (i) the gross amount of all salaries and wages, including severance pay (if applicable) and vacation or other paid time-off, (ii) the gross amount of any bonus, commissions or other incentive compensation payable in cash (other than any compensation or other amounts payable pursuant to the GGP Key Employee Incentive Plan), (iii) employee benefit costs (in accordance with the methodology set forth in Exhibit A), (iv) amounts payable by an employer pursuant to federal, state or other workers’ compensation, unemployment insurance, other payments required by federal, state or local law or regulations, including employer contributions pursuant to the Federal Insurance Contribution Act, and (v) costs incurred upon the exercise of employee option awards outstanding as of the Plan Effective Date, including the fair market value of any stock delivered upon the exercise of such options.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Former Leased Employees” shall mean Leased Employees who, during or upon the expiration of the Term cease to be employed by GGP or any of its Affiliates.

“GGP Indemnified Parties” has the meaning set forth in Section 4.1.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996.

“Indirect Payroll Costs” shall mean, with respect to any Leased Employee or Former Leased Employee, all costs (other than Direct Payroll Costs) associated with such employee’s compensation and benefits in accordance with the methodology set forth in Exhibit A.

“Leased Employees” has the meaning set forth in Section 2.1.

“Out-of-Pocket Expenses” means, with respect to any Leased Employee or Former Leased Employee, any reasonable actual out-of-pocket expenses that are incurred by GGP arising from or relating to the employment or termination of employment of such Leased Employee or Former Leased Employee (other than Direct Payroll Costs and Indirect Payroll Costs), including, but not limited to, reasonable business expenses properly incurred by Leased Employees or Former Leased Employees, costs of cars, laptops and other equipment and services provided to Leased Employee or Former Leased Employee, and bereavement gifts and other out-of-pocket expenses incurred in the ordinary course of business consistent with past practices as an employer, but excluding general corporate overhead costs otherwise allocable to Leased Employees and Former Leased Employees or the provisions of services by such Leased Employee or Former Leased Employee.

“Separation Agreement” has the meaning set forth in the Statement of Background Information herein.

“Spinco Indemnified Parties” has the meaning set forth in Section 4.2.

“Term” has the meaning set forth in Section 2.2.

ARTICLE 2

RESPONSIBILITIES OF  GGP

Section 2.1             Provision of Leased Employees.

Subject to the terms and conditions hereof, GGP shall furnish to Spinco during the Term the services of (i) all of the individuals who are employed by GGP or any of its Affiliates exclusively in or in support of the Spinco business on the Plan Effective Date and are set forth in

Schedule A to the Employee Matters Agreement and (ii) such additional employees of GGP or any of its Affiliates as may be set forth in a written list mutually agreed by GGP and Spinco, with such deletions as may be requested by Spinco or may occur in the ordinary course of business (e.g., by reason of an employee’s resignation, death or disability), and such additions as may be mutually agreed by the Parties, to perform the functions and services that were performed by the employees with respect to the business of the Parties as of the Plan Effective Date (such employees, with such additions and deletions, are collectively referred to hereinafter as “Leased Employees”).  All Leased Employees will perform their usual and customary functions, including at facilities owned or leased by Spinco or one of its Affiliates, for a period not to exceed the Term of this Agreement.

Section 2.2             Term of Agreement.

The term of this Agreement with respect to each Leased Employee shall commence as of 12:01 a.m. on the day following the Plan Effective Date and shall continue in full force and effect with respect to such Leased Employee until December 31, 2010, unless terminated earlier by Spinco upon at least five business days’ prior written notice to GGP (the “Term”).

Section 2.3             Status of Leased Employees.

(a)           Leased Employees providing services to Spinco under this Agreement shall at all times during the Term remain employees of GGP solely for purposes of payroll, employment taxes, employee benefits, workers compensation and related obligations.  Spinco shall have the right to have GGP remove any Leased Employee as a service provider to Spinco.  GGP shall have the ultimate authority to make all termination decisions; provided, however, that GGP may only terminate a Leased Employee (i) at the request of Spinco or (ii) as determined by GGP in good faith.  GGP shall also have the ultimate authority to make all hiring decisions, but GGP shall make all reasonable efforts to accommodate Spinco’s needs and desires in operating its business.

(b)           All Leased Employees shall be subject to supervision and control solely by Spinco and its Affiliates, and GGP shall not have any authority or responsibility to exercise any supervision or control over Leased Employees.  In particular, Spinco and its Affiliates shall have full and exclusive responsibility to evaluate, train, supervise, promote, discipline and control the Leased Employees, and to determine which Leased Employees shall be designated to perform required tasks.  Certain Leased Employees may hold supervisory positions and, in such capacity (unless otherwise determined by Spinco), shall control and determine the procedures to be followed by other Leased Employees regarding the time, place and manner of performance of work for Spinco by the Leased Employees, including determination of hours of work, rest periods, lunch periods and the delegation and assignment of work; provided, however, that such Leased Employees having supervisory responsibilities shall adhere to all of GGP’s policies, practices and contractual obligations if any, concerning days of vacation, sick time, leave and all other terms and conditions of employment unless otherwise mutually agreed by the Parties.

(c)           Leased Employees shall not be treated as agents or representatives of GGP or any of its Affiliates and shall not have any authority or responsibility to enter into any contract or otherwise take any action in the name or on behalf of GGP or any of its Affiliates, except as may be specifically authorized in writing on or after the date hereof by GGP.  Likewise, Leased Employees shall not have any authority or responsibility to enter into any contract in the name or on behalf of Spinco and its Affiliates, except as may be specifically authorized in writing by Spinco.

Section 2.4             Standards of Performance.

In performing GGP’s obligations under this Agreement, GGP agrees that it shall in good faith exercise the same standard of care as it has used to perform such services for its own account and for its other employees, except as mutually agreed in writing by GGP and Spinco.

Section 2.5             Employee Benefits Matters.

Throughout the Term, unless otherwise specified in this Agreement, GGP shall maintain, or continue participation in, for the benefit of all Leased Employees and, if applicable, Former Leased Employees, all employee benefit programs that GGP generally makes available to its employees as of the Plan Effective Date, including, but not limited to, qualified retirement plans, welfare plans, fringe benefit plans and workers’ compensation benefits.

ARTICLE 3

RESPONSIBILITIES OF SPINCO

Section 3.1             Reimbursement of Payroll Costs; Out-of Pocket Expenses.

(a)           Spinco shall pay GGP for all Direct Payroll Costs, Indirect Payroll Costs and Out-of-Pocket Expenses attributable to all Leased Employees and Former Leased Employees.

(b)           During the Term and thereafter to the extent applicable, GGP shall supply Spinco with an invoice of all Direct Payroll Costs, Indirect Payroll Costs and Out-of-Pocket Expenses as soon as practicable following the end of each pay period.  Payment shall be made by Spinco of these amounts invoiced via wire transfer of immediately available funds into a bank account designated by GGP within 15 days following the date the invoice.  To the extent any Direct Payroll Costs or Out-of-Pocket Expenses are not included within GGP’s payroll system and therefore not included in the invoices generated each pay period, GGP shall supply Spinco with an invoice of such Direct Payroll Costs or Out-of-Pocket Expenses as soon as practicable following payment by the GGP Group, but in no event later than fifteen (15) business days following the end of each month in which payment was made by the GGP Group.

(c)           GGP shall have no obligation to continue to employ any Leased Employee who is removed by Spinco, is not offered employment with Spinco concurrent with the expiration of the Term or does not accept employment with Spinco and, if GGP terminates any such Leased Employee, Spinco Shall be responsible for, and shall pay, any and all costs and expenses (including, without limitation, all severance benefits or costs) attributable to such terminated Leased Employee.  During the 90 day period following the termination of employment of a Leased Employee, GGP shall not re-employ such Leased Employee if such Leased Employee receives severance benefits.

ARTICLE 4

OBLIGATIONS NET OF INSURANCE PROCEEDS AND OTHER AMOUNTS

Section 4.1             The amount which Spinco is required to pay under this Agreement will be reduced by any Insurance Proceeds theretofore actually recovered in respect of the related Liability.  If a Party receives a payment (an “Indemnity Payment”) required by this Agreement from Spinco in respect of any Liability and subsequently receives Insurance Proceeds, then such Party will pay to Spinco an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by Spinco in respect of such Liability.

Section 4.2             An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto.  GGP shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which GGP is entitled in connection with any Liability for which GGP seeks indemnification pursuant to this Agreement; provided, that GGP’s inability to collect or recover any such Insurance Proceeds shall not limit Spinco’s obligations hereunder.

Section 4.3             Any Indemnity Payment under this Agreement shall be increased to take into account any inclusion in income of GGP arising from the receipt of such Indemnity Payment and shall be decreased to take into account any reduction in income of GGP arising from such indemnified Liability.  For purposes hereof, any inclusion or reduction shall be determined (i) using the highest marginal rates in effect at the time of the determination and applicable to a corporate resident of Chicago, Illinois and (ii) assuming that GGP, including any entity that qualifies as a real estate investment trust, will be liable for Taxes at such rate and has no Tax Attributes at the time of the determination.

ARTICLE 5

INDEMNIFICATION AND LIMITATION OF LIABILITY

Section 5.1             Indemnification of GGP.

Spinco agrees to protect, indemnify, and hold harmless GGP and its affiliates, and their respective officers, directors, employees (including Leased Employees to the extent entitled to indemnification by GGP), and agents (“GGP Indemnified Parties”), from and against and in respect of any damages which result from, arise out of or relate to this Agreement and the employment or termination of employment of Leased Employees and Former Leased Employees, except to the extent arising from or relating to the willful misconduct or gross negligence of any GGP Indemnified Parties (other than Leased Employees).  For clarification and without limiting the generality of the foregoing, GGP shall not be responsible for any act or omission of any Leased Employee, and any such act or omission shall not constitute willful misconduct or gross negligence of GGP.

Section 5.2             Indemnification of Spinco.

GGP agrees to protect, indemnify and hold harmless Spinco and its affiliates, and their respective officers, directors, employees, and agents (“Spinco Indemnified Parties”), from and against and in respect of any damages which result from, arise out of or relate to this Agreement and the employment or termination of employment of Leased Employees and Former Leased Employees to the extent resulting from or attributable to willful misconduct or gross negligence of GGP (excluding Leased Employees).

Section 5.3             Incorporation of Separation Agreement.

The indemnification provisions in this Article 4 shall be subject to the same procedures as set forth in Section 5.5, Section 5.6, Section 5.7, Section 5.8 and Section 5.9 of the Separation Agreement.

ARTICLE 6

EMPLOYMENT TAX REPORTING

Consistent with the Leased Employees and Former Leased Employees being or having been employees of GGP, GGP shall respond to all questions and inquiries from Spinco, state and federal agencies, and other persons regarding payroll and employment data and history relating to the Leased Employees and Former Leased Employees for periods of employment with GGP.

ARTICLE 7

SEVERANCE BENEFITS

GGP shall notify Spinco in advance of any contemplated termination of employment of any Leased Employee prior to the termination of his or her employment if Spinco would be liable under the terms of this Agreement for any severance benefits or costs payable to, or on account of, the terminated Leased Employee.  Each Leased Employee shall be eligible for severance benefits, in the event of a termination of his or her employment during or at the end of the Term, in accordance with the provisions of GGP’s severance policy.

ARTICLE 8

COBRA AND HIPAA; FLEX PLAN

Section 8.1             COBRA and HIPAA.

(a)           GGP shall be solely responsible for the COBRA administration of GGP’s group health plans in respect of Leased Employees and Former Leased Employees (and their qualified beneficiaries), including providing the appropriate COBRA notices and making available any coverage required under COBRA in respect of such individuals for any qualifying event (as defined in COBRA) that occurs before they transfer to employment with Spinco and its Affiliates.

(b)           GGP shall provide a timely certificate of creditable coverage (within the meaning of HIPAA) to each Leased Employee (and his or her covered dependents) who transfers to employment with Spinco and its Affiliates for any HIPAA triggering event which occurs during such employee’s employment with GGP.

Section 8.2             Code Section 125 Benefits.

During the Term, the Leased Employees shall continue to participate in the flexible benefits plans sponsored by GGP, including any health care or dependent care spending account plans.

ARTICLE 9

RELATIONSHIP OF PARTIES

Section 9.1             Delivery of Information; Cooperation Between the Parties.

Spinco and GGP shall provide each other with all such information and materials reasonably necessary to effect GGP’s and Spinco’s prompt and complete performance of their duties and obligations under this Agreement.  The parties agree that they shall cooperate with each other and shall act in such a manner as to promote the prompt and efficient completion of the obligations hereunder.

Section 9.2             Confidentiality.

All materials delivered by Spinco to GGP or GGP to Spinco pursuant to this Agreement shall be treated as confidential information unless required to be disclosed pursuant to law or an order of a court of competent jurisdiction.  The terms of this Section 7.2 shall survive termination of this Agreement.  In addition to the foregoing, the confidentiality provision contained in the Separation Agreement shall apply to this Agreement and be enforceable in accordance with the terms of the Separation Agreement.

Section 9.3             Contractor Relationship.

(a)           The Parties stipulate and agree that GGP and each Leased Employee is an independent contractor with respect to its, his or her duties to Spinco for all payroll, benefit and workers compensation purposes.

(b)           Unless otherwise agreed by the Parties, neither Spinco nor GGP shall represent to any party that any Leased Employee is an employee of Spinco, or that such Leased Employee’s relationship to Spinco is other than that of an independent contractor for purposes described in Section 7.3(a).

Section 9.4             Compliance with Law.

GGP and its employees (other than Leased Employees), and any contractors, subcontractors and other agents engaged by GGP, shall comply with all applicable laws in connection with the employment or termination of employment of the Leased Employees and Former Leased Employees.

Section 9.5             Liability Insurance Coverages.

(a)           GGP shall obtain and keep in force at all times during the term of this Agreement liability insurance coverage relating to the acts, omissions or employment of all Leased Employees and Former Leased Employees, including general liability and workers compensation, as though the Leased Employees and Former Leased Employees had remained assigned to a facility operated by GGP.

(b)           Spinco shall obtain all necessary property and casualty and other liability coverage with respect to the premises at which the Leased Employees perform services, and with respect to any acts, omissions or the use of Leased Employees as is prudent under the circumstances.

ARTICLE 10

MISCELLANEOUS

Section 10.1           Captions.

The headings of the several Articles and Sections of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

Section 10.2           Governing Law.

This Agreement is made pursuant to and shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflict of law rules which might result in the application of the laws of another jurisdiction.

Section 10.3           Dispute Resolution.

In the event a dispute arises among the parties relating to this Agreement, the parties agree to resolve such dispute pursuant to the procedures set forth in Article VII of the Separation Agreement, and the procedures of Article VII of the Separation Agreement is hereby incorporated into this Agreement in its entirety.

Section 10.4           Waiver of Jury Trial.

Each of the parties hereto hereby waives the right to a trial by jury in any proceeding or litigation brought against any other party with respect to this Agreement or the transactions contemplated herein.  Each Party represents that this waiver is made knowingly and voluntarily after consultation with and upon advice of counsel and is a material part of this Agreement.

Section 10.5           Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be considered one and the same agreement.

Section 10.6           Notices.

Any notice or communication under this Agreement shall be made in a manner consistent with Section 8.5 of the Separation Agreement.

Section 10.7           Assignment.

This Agreement shall inure to the benefit of and be binding on the successors, assigns and legal representatives of each of the Parties; provided that no Party shall assign this Agreement without the written consent of each of the other Parties and any attempted assignment without said consent shall be null, void and without any effect ab initio; and provided, further, that no such assignment by either Party shall release the assignor from its obligations hereunder.

Section 10.8           Amendment.

This Agreement may not be amended, modified or any provision waived, except by an instrument in writing signed by the Party or an executive officer of a corporate Party against whom enforcement of the amendment, modification or waiver is sought.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act will not constitute a waive of the performance of any other act or an identical act required to be performed at a later time.

Section 10.9           Expenses.

Except as otherwise provided in this Agreement, each Party shall pay its own expenses and costs of attorneys, accountants and consultants.

Section 10.10         Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by law, the parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

Section 10.11         No Third Party Beneficiaries.

The terms and provisions of this Agreement are intended solely for the benefit of the GGP and the Spinco and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity.

No Leased Employee, beneficiary or dependent of a Leased Employee or other person shall be regarded for any purpose as a third party beneficiary of this Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be signed as of the date first above written.

GENERAL GROWTH MANAGEMENT, INC.

By:	/s/ Thomas H. Nolan, Jr.
Name:	Thomas H. Nolan, Jr.
Title:	President

GGP LIMITED PARTNERSHIP

By:	/s/ Thomas H. Nolan, Jr.
Name:	Thomas H. Nolan, Jr.
Title:	President

THE HOWARD HUGHES CORPORATION

By:	/s/ David Arthur
Name:	David Arthur
Title:	Interim Chief Executive Officer